CONSENT OF BERKSHIRE CAPITAL SECURITIES, LLC

The Board of Directors
Wilmington Trust Corporation:

We consent to the reference to our valuation analysis of Roxbury Capital Management, LLC as of April 30, 2008 in the Quarterly Report on Form 10-Q of Wilmington Trust Corporation (the “Corporation”) for the period ended September 30, 2008, and the incorporation by reference of the reference to that valuation analysis in the registration statements (Nos. 33-43675, 333-04042, 333-69479, 333-80009,333-61096, 333-86748, 333-114597, 333-124246, 333-124248, and 333-150329) on Forms S-8 and registration statement (Nos. 333-49019, 333-69453, 333-76332, and 333-147694) on Forms S-3 of the Corporation.

Berkshire Capital Securities, LLC
R. Bruce Cameron
President: CEO

New York, New York
November 10, 2008